May 9, 2000



TC X Calibur, Inc.
181 Carlaw Avenue, Suite 300
Toronto, Ontario CANADA  M4M 2S1

Dear Sirs:

     This is to confirm that the client-auditor relationship betweeen TC X Calibur, Inc., (Commission File Number 33-29139) and John Malone and Company has ceased.

     In addition, we have read teh Company's Form 8-K dated May 5, 2000, regarding the chane in accountants. We acknowledge and agree with these disclosures, and we have had no disagreement with the Company on accounting matters.

Malone and Bailey, PLLC is the successor entity to John Malone & Company, P.C.

Sincerely,



John C.Malone CPA
Malone & Bailey, PLLC

cc:     Office of the Chief Accountant
        SECPS Letter File
        Securities and Exchange Commission
        Mail Stop 905
        450 Fifth Street, N.W.
        Washington, D.C.,  20549